     As filed with the Securities and Exchange Commission on November 9, 1999
                                                   Registration No. 333-90187
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      Originally filed on November 2, 1999

                             ----------------------

                                AQUASEARCH, INC.
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                             ----------------------

            COLORADO                       2833                  33-034535
        (STATE OR OTHER              (PRIMARY STANDARD       (I.R.S. EMPLOYER
JURISDICTION OF INCORPORATION    INDUSTRIAL CLASSIFICATION     IDENTIFICATION
        OR ORGANIZATION)               CODE NUMBER)               NUMBER)

                        73-4460 QUEEN KA'AHUMANU HIGHWAY
                                    SUITE 110
                            KAILUA-KONA, HAWAII 96740
                                 (808) 326-9301
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ----------------------

                             MARK E. HUNTLEY, PH.D.
                        73-4460 QUEEN KA'AHUMANU HIGHWAY
                                    SUITE 110
                            KAILUA-KONA, HAWAII 96740
                                 (808) 326-9301
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                             ----------------------

                                   COPIES TO:
                             STEVEN L. BERSON, ESQ.
                            MICHAEL S. RUSSELL, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300
                               FAX: (650) 461-5375

                             ----------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as the selling shareholders may decide.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, check the following box.   /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration
statement for the same offering.     / /

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.    / /

         Pursuant to Rule 416, there are also being registered such additional shares and warrants as may become issuable pursuant to the anti-dilution provisions of the warrants.

                             ----------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
     Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article Eight Section (b) of our Articles of Incorporation provides for the indemnification of our officers and directors to the extent permitted by law and further provides that our officers and directors shall not be liable to us for any loss or damage suffered by us on account of any action taken by him as a director or officer of the corporation if he acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to a criminal matter, if he had no reasonable cause to believe that his conduct was unlawful.

We have entered into indemnification agreements with our directors and executive officers, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                Securities and Exchange Commission registration fee...................       $    1,909.00
                Printing and engraving expenses.......................................           10,000.00
                Legal fees and expenses...............................................           20,000.00
                Accounting fees and expenses..........................................            4,000.00
                Miscellaneous expenses................................................            4,091.00
                                                                                             -------------
                         Total........................................................       $   40,000.00
                                                                                             -------------
                                                                                             -------------

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

During the period from September 1998 to September 1999, we sold an aggregate of $4,734,800 aggregate principal amount of convertible notes bearing interest at 10% per annum. The holders of the convertible notes have an option to convert their convertible notes into our common stock. The convertible notes provide that upon conversion, the holders would receive warrants to purchase shares of our common stock. The warrants have an exercise price of $0.40-$0.50 per share and term of three years. As of September 30, 1999, some of the holders of these convertibles notes and other outstanding convertible note holders (amounting to $2,719,800 aggregate principal amount) exercised their option to convert their convertible notes into shares of common stock. Upon conversion of the outstanding principal of, and interest on , the convertible notes, we issued 16,829,822 shares of common stock and also issued 2,719,800 warrants in connection thereto. These transactions were exempt from registration under the Securities Act of 1933 pursuant to Section 4(2). No underwriters were involved in these transactions.

During the period from June 1997 to September 1998, we sold $3,305,000 aggregate principal amount of convertible notes to a total of twelve "accredited investors" as defined under Rule 501 of the Securities Act. In connection with the issuance of these notes, we also issued to these investors a total of 3,305,000 warrants to purchase a total of 3,418,713 shares of common stock. The warrants have an exercise price of $0.50 per share and have a term of three years. Between July and September 1998, the investors converted the convertible notes into 20,075,648 shares of common stock. The number of shares and warrants issued to the investors is as follows: Jane Eliza Weaver Brickey, 595,510 shares, 100,000 warrants; Margret Daul, 599,510 shares, 100,000 warrants; Jean Farmer, 570,184 shares, 100,000 warrants; Earl S. Fusato Revocable Trust, Earl S.

Fusato, Trustee, 4,821,340 shares, 760,000 warrants; Gregory Kowal, 3,205,128 shares, 500,000 warrants; Linda and Joe Maloney, 584,409 shares, 100,000 warrants; James Stewart Miller Revocable Trust, James Stewart Miller, Trustee, 142,468 shares, 25,000 warrants; Lance and Elaine Nakamura, 1,574,673 shares, 250,000 warrants; Viiu Niiler and Charles Cole, 324,265 shares, 50,000 warrants; Scott Family Trust, Tom Scott, Trustee, 663,102 shares, 120,000 warrants; Jean Sawyer Weaver Trust, Jean S. Weaver, Trustee, 6,391,223 shares, 1,100,000 warrants; and Sarah Anna Randsell Weaver, 599,837 shares, 100,000 warrants. No underwriters were used in these transactions. This offering was made under Section 4(2) of the Securities Act.

From February to March 1998, we sold to Earl S. Fusato, our Chief Financial Officer, Secretary and a member of our Board of Directors, certain short-term notes in the aggregate principal amount of $250,000. The notes are payable in full on September 30, 1998. In connection with the issuance of the notes, we issued to Mr. Fusato warrants to purchase a total of 113,713 shares of our common stock. The warrants have an exercise price of $0.50 per share and have a term of three years. No underwriters were used. This offering was made under Section 4(2) of the Securities Act.

In March 1998, we issued 108,000 shares of common stock at $0.25 per share to Dr. Pearn Niiler, one of our directors, for prior services rendered to us as a member of the Scientific Advisory Board. No underwriters were used. This offering was made under Section 4(2) of the Securities Act.

In March 1998, Tana Acalay, formerly our Chief Financial Officer, exercised options to purchase 466,862 shares of our common stock at the exercise price of $0.063 per share. The total proceeds to us were $29,179. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

From January to March 1998, we issued an aggregate of 126,000 shares of common stock at $0.25 per share to the following members of the Scientific Advisory Board in exchange for services to us: Dr. Edward A. Laws -- 17,000 shares; Dr. Robert R. Bidigare -- 17,000 shares; Dr. William Fenical -- 17,000 shares; Dr. John Bardach -- 17,000 shares; Dr. Farooq Azam -- 12,000 shares; Dr. Malcolm Gregory -- 37,000 shares; and Dr. Aladar Szalay -- 9,000 shares. No underwriters were used. This offering was made under Section 4(2) of the Securities Act.

In October 1997, we issued 50,000 shares of common stock at $0.25 per share to Edward E. David, Sc.D., for consulting services rendered as a member of our Board of Directors. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

In October 1997, we sold 50,000 shares of common stock at $0.25 per share to Edward E. David, Sc.D., a member of our Board of Directors. The total proceeds to us from this transaction were $12,500. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

In October 1997, we issued 10,000 shares of common stock at $0.25 per share to Oskar R. Zaborsky, Ph.D., for consulting services rendered as a member of our Board of Directors. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

In October 1997, we sold 10,000 shares of common stock at $0.25 per share to Oskar R. Zaborsky, Ph.D., a member of our Board of Directors. The total proceeds to us from this transaction were $2,500. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

In September 1997, Tana Acalay, formerly our Chief Financial Officer, exercised options to purchase 463,250 shares of our common stock at the exercise price of $0.06 per share. The total proceeds to us were $28,953 in the form or a three year note receivable bearing interest of five percent per annum. No underwriter was used. This offering was made pursuant to the exemption provided under
Section 4(2) of the Securities Act.

In April 1997, we sold 1,000,000 shares of common stock at $0.21 per share to Earl S. Fusato, our Chief Financial Officer, Secretary and a member of our Board of Directors. The total proceeds to us were $210,000. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

During the period from October 1996 to April 1997, we sold an aggregate of 5,044,570 units, consisting of one share of common stock and one common stock purchase warrant, in a private placement under Section 4(2) of the Securities Act of 1933, as amended, to the following persons at the following prices:
Bernadette Ahuna - 23,255 units at $0.43 per unit; Dorothy Ako - 33,333 units at $0.30 per unit; Amy M. Matsuda Revocable Living Trust - 38,461 units at $0.26 per unit; Steve Berson - 95,238 units at $0.21 per unit and 22,727 units at $0.22 per unit; Alfredo Briones - 23,255 units at $0.43 per unit; David Coury - 90,909 units at $0.22 per unit; Earl S. Fusato Revocable Living Trust - 115,384 units at $0.26 per unit; William and Bernice Frankoff - 17,857 units at $0.28 per unit; Edward Fukuyama - 45,454 units at $0.22 per unit; Ralph Fuller - 23,255 units at $0.43 per unit; Solomon and Alice Goldsmith - 33,333 units at $0.30 per unit; Francis Gray - 45,454 units at $0.22 per unit; Christopher and Lynne Harrison - - 75,000 units at $0.23 per unit; Hawaiian Trust Company, Ltd - 416,666 units at $0.24 per unit; Winston Healy - 34,482 units at $0.29 per unit; Dan Hirashima - 68,965 units at $0.29 per unit; J.W.A. Buyers Revocable Living Trust - 41,666 units at $0.24 per unit; Raymond & Anna Kam - 90,909 units at $0.22 per unit, 86,956 units at 0.23 per unit and 41,666 units at $0.24 per unit; Gerald and Patricia Kammier - 45,454 units at $0.22 per unit; Gregory Kowal - 476,190 units at $0.21 per unit; Eddy Louis - 37,037 units at $0.27 per unit; Alan & Amina Miyasaki - 24,390 units at $0.41 per unit; Grace Morrow - 108,695 units at $0.23 per unit, 153,846 units at $0.26 per unit and 38,461 units at $0.26 per unit; David Murakami - 173,809 units at $0.21 per unit, 28,000 units at $0.25 per unit and 20,833 units at $0.24 per unit; Donald and Kimika Nakama - 238,095 units at $0.21 per unit; Lance and Elaine Nakamura -125,000 units at $0.32 per unit and 136,363 units at $0.22 per unit; Calvin and Eunice Nakata - 100,000 units at $0.22 per unit; Clarence and Margaret Okimoto - 45,454 units at $0.22 per unit, 11,869 units at $0.23 per unit and 12,000 units at $0.25 per unit; Charles Parl - 43,478 units at $0.23 per unit; Paul F. Glenn Revocable Trust - 37,037 units at $0.27 per unit; Michie Proctor - 113,636 units at $0.22 per unit, 119,047 units at $0.21 per unit and 454,545 units at $0.22 per unit; Scott Family Trust - 113,636 units at $0.44 per unit and 178,571 units at $0.28 per unit; Gene Seltzer - 43,478 units at $0.23 per unit; Yoshiko Takara
- 23,255 units at $0.43 per unit; Izidor Tischler - 43,478 units at $0.23 per unit; Joseph Triggs - 232,558 units at $0.43 per unit; Bruce Tyson - 45,454 units at $0.22 per unit; Robert Walker - 47,619 units at $0.21 per unit; Eileen Winter - 50,000 units at $0.25 per unit; Alvin Kuo Wong - 41,666 units at $0.36 per unit; and Russell Yamamoto - 217,391 units at $0.23 per unit. The warrants have a term of three years and are exercisable at $1.00 per share, subject to adjustment. The warrants are redeemable by us at $.01 per warrant during their three-year exercise period upon 30 days' notice anytime that the closing bid price per share of the common stock exceeds $1.50 per share (subject to adjustment) for 20 trading days out of 30 consecutive trading days ending on the third day prior to the date of the notice of redemption. The gross proceeds from this offering were $1,275,980. The Placement Agent for this offering, First Honolulu Securities, Inc., received total commissions of $76,558.80 (equal to 6% of the gross proceeds from the sale of the units) and 302,674 common stock purchase warrants (equal to 6% of the number of units sold). The terms of the warrants issued to First Honolulu Securities, Inc. are identical to the terms of the warrants issued to the purchasers in the offering.

In March 1997, John Emerick, our Vice President of Operations, exercised options to purchase 25,000 shares of our common stock at the exercise price of $0.06 per share. The total proceeds to us were $1,562 in the form of a three year note receivable bearing interest of five percent per annum. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

In February 1997, we issued 4,000 shares of common stock at $0.46 per share to Albert Leong in exchange for services to us. No underwriters were used. This offering was made under Section 4(2) of the Securities Act.

In November 1996, we issued an aggregate of 18,760 shares of common stock at an average price of $0.64/share to the following members of the Scientific Advisory Board in exchange for services to us: Dr. Edward A. Laws -- 4,690 shares; Dr. Robert R. Bidigare -- 4,690 shares; Dr. William Fenical -- 4,690 shares; and Dr. John Bardach -- 4,690 shares. No underwriters were used. This offering was made under Section 4(2) of the Securities Act.

In October 1996, we sold 400,000 shares of common stock at $0.50 per share to Cultor pursuant to the Cultor Stock Subscription Agreement. The total proceeds to us from this transaction were $200,000. No underwriters were used. This offering was made in reliance on the exemption provided under Section 4(2) of the Securities Act.

ITEM 27.  EXHIBITS

            3.1*         Articles of Incorporation
            3.2+         Articles of Amendment to Articles of Incorporation
            3.3*         By-laws
            4.1+         Form of Bridge Loan Note
            4.2+         Form of 1997 Warrant
            4.3++        Form of Convertible Note
            4.4++        Form of Warrant
            4.5++        Form of Note and Warrant Purchase Agreement
            5.1##        Opinion of Wilson Sonsini Goodrich & Rosati
           10.1#         Distribution and Development Agreement between Cultor
                         Ltd. and Aquasearch, dated May 14,
                         1996
           10.2#         Stock Subscription Agreement between Cultor Ltd. and
                         Aquasearch, dated May 14, 1996
           10.3+         The Amended Keahole Point Facilities Use Agreement
                         dated August 22, 1996 by and between The National
                         Energy Laboratory of Hawaii Authority and Aquasearch
           10.4$         Letter of Intent between C. Brewer and Company
                         Limited and Aquasearch
           10.5          Amendment to Distribution and Development Agreement
                         between Cultor Ltd. and Aquasearch, dated June 14,
                         1999
           23.1##        Consent of Ernst & Young LLP


                                      II-4

           23.2**        Consent of Wilson Sonsini Goodrich & Rosati, P.C.

----------------------------

* Incorporated by reference to the exhibit filed with our Annual Report on Form 10-KSB filed October 31, 1995.
# Incorporated by reference to the exhibit filed with our Current Report on Form 8-K filed September 13, 1996.
+ Incorporated by reference to the exhibit filed with our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1996.
++ Incorporated by reference to the exhibit filed with Amendment No. 1 to our registration statement on Form SB-2 filed October 28, 1998.
$ Incorporated by reference to our Current Report on Form 8-K dated November 13, 1996.
**       Included in Exhibit 5.1 filed in the initial filing on November 2,
         1999.
##       Previously filed in the initial filing on November 2, 1999.

ITEM 28.  UNDERTAKING

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one or more of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one or more of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake to:

         (1) file during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

             (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

             (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

             (c) include any additional or changed material information on the plan of distribution.

         (2) for purposes of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the bona fide offering.

         (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, in the City of Honolulu, State of Hawaii, on November 9, 1999.

                                AQUASEARCH, INC.

                                /s/  Mark E. Huntley
                                -----------------------------------------------
                                     Mark E. Huntley
                                     President and Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

                 SIGNATURE                                          DATE
                 ---------                                          ----

  /s/ Mark E. Huntley
-----------------------------------------                  November 9, 1999
  Mark E. Huntley
  Chairman of the Board, Chief Executive Officer
  and President
  (Principal Executive Officer)

  Pearn P. Niiler*
-----------------------------------------                  November 9, 1999
  Pearn P. Niiler
  Director

  Edward E. David*
-----------------------------------------                  November 9, 1999
  Edward E. David
  Director

  /s/ Earl S. Fusato
-----------------------------------------                  November 9, 1999
  Earl S. Fusato
  Director and Chief Financial Officer
  (Chief Accounting Officer)

  David Tarnas*
-----------------------------------------                  November 9, 1999
  David Tarnas
  Director

* By: /s/ Earl S. Fusato
-----------------------------------------
      Earl S. Fusato
      Attorney-in-Fact

(Signing under the authority
of a Power of Attorney
previously filed with the
Securities and Exchange Commission.)

                              INDEX TO EXHIBITS

       3.1*      Articles of Incorporation
       3.2+      Articles of Amendment to Articles of Incorporation
       3.3*      By-laws
       4.1+      Form of 1996 Bridge Loan Note
       4.2+      Form of 1997 Warrant
       4.3++     Form of Convertible Note
       4.4++     Form of Warrant
       4.5++     Form of Note and Warrant Purchase Agreement
       5.1##     Opinion of Wilson Sonsini Goodrich & Rosati
      10.1#      Distribution and Development Agreement between Cultor Ltd. and
                 Aquasearch, dated May 14, 1996
      10.2#      Stock Subscription Agreement between Cultor Ltd. and
                 Aquasearch, dated May 14, 1996
      10.3+      The Amended Keahole Point Facilities Use Agreement dated
                 August 22, 1996 by and between The National Energy Laboratory of Hawaii Authority and Aquasearch
      10.4$      Letter of Intent between C. Brewer and Company Limited and
                 Aquasearch
      10.5       Amendment to Distribution and Development Agreement between
                 Cultor Ltd. and Aquasearch, dated June 14, 1999
      23.1##     Consent of Ernst & Young LLP
      23.2**     Consent of Wilson Sonsini Goodrich & Rosati, P.C.

---------------------
* Incorporated by reference to the exhibit filed with our Annual Report on Form 10-KSB filed October 31, 1995.
# Incorporated by reference to the exhibit filed with our Current Report on Form 8-K filed September 13, 1996.
+ Incorporated by reference to the exhibit filed with our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1996.
++ Incorporated by reference to the exhibit filed with Amendment No. 1 to our registration statement on Form S-B filed October 28, 1998.
$ Incorporated by reference to our Current Report on Form 8-K dated November 13, 1996.
**       Included in Exhibit 5.1 filed in the initial filing on November 2,
         1999.
##       Previously filed in the initial filing on November 2, 1999.